Exhibit 99.1
FOR IMMEDIATE RELEASE
Plexus Announces Non-Cash Goodwill Impairment Charge of $5.7 million
Reaffirms Second Quarter Fiscal 2009 Guidance
NEENAH, WI, April 16, 2009 — Plexus Corp. (Nasdaq: PLXS) announced today that it recorded a non-cash charge in the amount of $5.7 million in the second fiscal quarter ended April 4, 2009, to write off the entire carrying value of its goodwill. The impairment charge was driven by adverse macroeconomic conditions that contributed to an overall reduction in demand for the Company’s offerings in the Kelso, Scotland facility. These conditions led to interim goodwill impairment testing in connection with the preparation of Plexus’ financial statements for the quarter, which resulted in the determination that the goodwill was impaired. This was Plexus’ sole goodwill asset and was related to the original acquisition of two facilities in the United Kingdom. This non-cash charge does not impact the Company’s normal business operations, liquidity or availability under its credit facilities.
Additionally, the Company has implemented further cost-cutting measures in response to the difficult economic environment and incurred restructuring costs of approximately $2.3 million during the second fiscal quarter, higher than the $500,000 originally anticipated for the quarter. Restructuring costs were primarily related to severance costs and fixed assets written down as a result of the closing of the manufacturing facility in Ayer, Massachusetts in March 2009.
The Company also reaffirms second quarter fiscal 2009 guidance, with revenue expected to be within the previously announced revenue guidance of $375 to $405 million. Diluted EPS is expected to be above the high end of the previously provided guidance of $0.17 to $0.24, excluding any restructuring charges and the non-cash goodwill charge, based on aggressive cost cutting and a lower tax rate than previously anticipated. As previously announced, Plexus intends to issue its quarterly earnings press release on April 29, 2009, after the market closes.
For further information, please contact:
Ginger Jones, VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com
About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronic Manufacturing Services (EMS) industry, providing product design, supply chain and materials management, manufacturing, test, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in mid- to low-volume, higher-mix customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and Asia.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These factors include the risks that new program wins may not result in the expected revenues and profitability or result in long-term customer arrangements, and that the restructuring charges may be insufficient, depending upon future developments. In addition, other risks and uncertainties affecting our business and our ability to grow and prosper in the future include, but are not limited to: the economic performance of the electronics, technology and defense industries; the risk of customer delays, changes or cancellations in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers and maintain our current customer base and deliver product on a timely basis; the risks relative to new customers, including a new confidential customer in the Industrial/Commercial sector, which risks include customer delays, start-up costs, our potential inability to execute and lack of a track record of order volume and timing; the risks of concentration of work for certain customers; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability on our part or that of our customers or suppliers to access cash investments and credit facilities; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including our recent and planned expansions, such as our new facility in Oradea, Romania; the adequacy of restructuring and similar charges as compared to actual expenses, including the announced closure of our Ayer, Massachusetts facility and workforce reductions at our Juarez, Mexico facility and other North American facilities; the degree of success and the costs of efforts to improve the financial performance of our Mexican operations; possible unexpected costs and operating disruption in transitioning programs; the potential effect of world events (such as changes in oil prices, terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part II, Item 1A of our quarterly report on Form 10-Q for the quarter ended January 3, 2009).
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